Exhibit 23.1

Consent of Independent Auditor

We consent to the inclusion in Merit Life Insurance Co.’s Registration Statement on Form S-1 (Registration Statement) of our report dated June 2, 2020, on our audit of the statutory financial statements of Merit Life Insurance Co. as of and for the year ended December 31, 2019, which report is included in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ BKD, LLP

Dallas, Texas

April 25, 2022